FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2023 Third Quarter Results

HOUSTON — August 4, 2023 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended June 30, 2023.

Third Quarter 2023 Highlights
•Revenue of $584 million for the third quarter of fiscal 2023, an increase of 3% compared with $567 million for the same quarter of fiscal 2022
•Operating income of $34.3 million for the third quarter of fiscal 2023, compared with $15.6 million for the same quarter of fiscal 2022
•Net income attributable to IES of $22.5 million for the third quarter of fiscal 2023, compared with $9.5 million for the same quarter of fiscal 2022, and diluted earnings per share attributable to common stockholders of $0.81 for the third quarter of fiscal 2023, compared with $0.33 for the same quarter of fiscal 2022
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $27.9 million for the third quarter of fiscal 2023, compared with $12.1 million for the same quarter of fiscal 2022, and diluted adjusted earnings per share attributable to common stockholders of $1.08 for the third quarter of fiscal 2023, compared with $0.46 for the same quarter of fiscal 2022
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.1 billion as of June 30, 2023
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1.5 billion as of June 30, 2023

Overview of Results
“We are pleased with our financial performance for the third quarter of fiscal 2023," said Jeff Gendell, Chairman and Chief Executive Officer. "Operating income increased substantially compared with the same quarter of fiscal 2022, when results were significantly impacted by execution difficulties on several projects. All of our business segments have continued to perform well in the face of lingering supply chain and labor challenges. Year-over-year consolidated revenue increased 3% despite the loss of revenue resulting from the divestiture of STR Mechanical in October 2022 and a planned reduction in activity at a large, underperforming branch in our Commercial & Industrial segment. We continue to be surprised by the resilience of the U.S. economy, despite consumer uncertainty and substantially higher interest rates.

"Strategically, this was an important quarter for IES as we effected a reorganization of our Residential segment to enhance management effectiveness and reduce administrative costs. Following substantial growth in the segment both organically and through four major acquisitions since fiscal 2020, we saw the opportunity to create a more efficient senior management structure. In connection with these management changes, we incurred pretax severance charges of $3.6 million during the quarter. In addition, we are combining multiple administrative facilities into a single location and are consolidating several underperforming branches. Although we incurred elevated operating costs during the quarter as these initiatives were implemented and we may incur some additional costs as they are finalized in the fourth fiscal quarter, we expect the reorganization to have a meaningfully positive impact on the Residential segment's profitability as we enter fiscal 2024. In addition, over the next several quarters, we will focus on improving the segment's procurement process, as we seek to leverage our vendor relationships to enhance margins.”

Our Communications segment’s revenue was $141.6 million in the third quarter of fiscal 2023, a decrease of 2% compared with the third quarter of fiscal 2022. Reduced construction activity for e-commerce distribution centers was largely offset by increased demand from high-tech manufacturing customers. The segment's operating income increased to $13.5 million for the third quarter of fiscal 2023, compared with $4.3 million for the third quarter of fiscal 2022, as we benefited from improved project execution. Our results for the second quarter of fiscal 2022 included $7.8 million of losses related to an expansion into a new, adjacent service area. We are no longer performing this type of work and have completed all such projects.

Our Residential segment’s revenue was $318.0 million in the third quarter of fiscal 2023, an increase of 5% compared with the third quarter of fiscal 2022, reflecting continued strong demand, particularly in the Florida single-family housing market, as well as several of our key multi-family markets. The Residential segment’s operating income was $15.4 million for the third quarter of fiscal 2023, a decrease of 1% compared with the third quarter of fiscal 2022. The benefits of the additional volume were largely offset by increased general and administrative expenses, including $3.6 million of pretax severance charges related to the reorganization of our Residential leadership team.

Our Infrastructure Solutions segment’s revenue was $57.1 million in the third quarter of fiscal 2023, an increase of 43% compared with the third quarter of fiscal 2022, primarily driven by continued strong demand in our generator enclosure business. Operating income for the third quarter of fiscal 2023 was $8.2 million, compared with an operating loss of $0.4 million for the third quarter of fiscal 2022. Results for the third quarter of fiscal 2023 included a $1.0 million pretax gain from the sale of excess land adjacent to one of our operating facilities. Results for the third quarter of fiscal 2022 were negatively impacted by execution difficulties on certain projects, supply chain disruptions, and labor availability, as well as operating inefficiencies associated with the relocation of our Tulsa, Oklahoma operation to a new, larger facility in order to accommodate increased demand for our generator enclosure products.

Our Commercial & Industrial segment’s revenue was $67.8 million in the third quarter of fiscal 2023, compared with $81.0 million in the third quarter of fiscal 2022. The decrease in revenue was largely driven by a planned reduction in activity at an underperforming branch which historically incurred substantial losses. As a result of limitations placed on the size and duration of its new projects, revenue at this branch decreased by $12.2 million for the third quarter of fiscal 2023 compared with the third quarter of fiscal 2022. Segment operating income for the third quarter of fiscal 2023 was $2.6 million, compared with $0.3 million for the third quarter of fiscal 2022. Our former STR Mechanical business, which was sold at the beginning of the first quarter of fiscal 2023, contributed revenue of $4.5 million and an operating loss of $27,000 during the third quarter of fiscal 2022. The sale of STR resulted in a $13.0 million pretax gain in the first quarter of fiscal 2023.

Matt Simmes, Chief Operating Officer, commented, “As previously mentioned, we are optimistic that the recent organizational changes at our Residential segment will benefit operating results over the next 12 months. While we have been keenly focused on this reorganization, we have also been implementing improved processes and procedures across all our business units, positioning us to continue our overall margin expansion. Our growing backlog supports our view of modest revenue growth for the remainder of fiscal 2023 and for fiscal 2024.”

“We generated operating cash flow of $96.6 million in the first nine months of fiscal 2023, reflecting improved profitability,” added Tracy McLauchlin, Chief Financial Officer. “As a result, we ended the quarter with a cash balance, net of debt, of $28.6 million, compared with debt, net of cash, of $56.8 million at September 30, 2022. We expect our operations to continue to generate significant cash flow in the fourth quarter of fiscal 2023 and in fiscal 2024, and we are evaluating opportunities to deploy this capital consistent with our capital allocation strategy, including for share repurchases, organic investments and suitable acquisitions. As previously discussed, we expect to substantially utilize our federal tax net operating loss carryforwards during fiscal 2023, and, therefore, began making federal estimated tax payments in January 2023 in anticipation of having a federal income tax obligation for the fiscal year. As a result, we will have a higher cash tax rate for fiscal 2023 compared with 2022.”

Stock Buyback Plan
In December 2022, the Company’s Board of Directors authorized and announced a stock repurchase program for purchasing up to $40 million of our common stock from time to time, which replaced the Company's previous program. During the quarter ended June 30, 2023, the Company repurchased 234 shares at an average price of $40.00 per share under its repurchase program. For the nine months ended June 30, 2023, the Company repurchased 224,013 shares at an average price of $31.06. The Company had $37.6 million remaining under its stock repurchase authorization at June 30, 2023.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or our valuation allowances release and write-down of our deferred tax assets, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2023, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 8,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 outbreak or future pandemics on our business, including the potential for job site closures or work stoppages, supply chain disruptions, delays in awarding new projects, construction delays, reduced demand for our services, delays in our ability to collect from our customers, the impact of third party vaccine mandates on employee recruiting and retention, or illness of management or other employees; the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership or a change in the federal tax rate; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; the possibility of inaccurate estimates used when entering into fixed-price contracts and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2022 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Revenues	$584.4	$567.3	$1,728.2	$1,549.4
Cost of services	476.8	484.5	1,424.2	1,328.4
Gross profit	107.6	82.8	304.0	221.0
Selling, general and administrative expenses	74.3	67.1	211.4	189.9
Contingent consideration	0.1	0.1	0.2	0.2
Gain on sale of assets	(1.0)	—	(14.2)	(0.1)
Operating income	34.3	15.6	106.6	31.0
Interest expense	0.4	0.8	2.6	1.7
Other (income) expense, net	(0.1)	0.2	(1.2)	0.8
Income from operations before income taxes	34.1	14.7	105.2	28.4
Provision for income taxes	8.2	3.6	26.4	6.3
Net income	25.9	11.1	78.8	22.1
Net income attributable to noncontrolling interest	(3.3)	(1.6)	(8.3)	(3.6)
Net income attributable to IES Holdings, Inc.	$22.5	$9.5	$70.5	$18.5

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$22.5	$9.5	$70.5	$18.5
Increase in noncontrolling interest	(5.9)	(2.5)	(11.7)	(3.5)
Net income attributable to common stockholders of IES Holdings, Inc.	$16.6	$6.9	$58.7	$15.0

Earnings per share attributable to common stockholders:
Basic	$0.82	$0.33	$2.91	$0.73
Diluted	$0.81	$0.33	$2.88	$0.71

Shares used in the computation of earnings per share:
Basic (in thousands)	20,182	20,718	20,198	20,731
Diluted (in thousands)	20,406	20,939	20,404	21,276

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net income attributable to IES Holdings, Inc.	$22.5	$9.5	$70.5	$18.5
Gain on sale of STR Mechanical	—	—	(13.0)	—
Gain on sale of real estate	(1.0)	—	(1.0)	—
Severance expense	3.6	—	3.6	—
Provision for income taxes	8.2	3.6	26.4	6.3
Adjusted net income before taxes	33.3	13.1	86.5	24.8
Current tax expense (1)	(5.4)	(1.0)	(14.1)	(1.7)
Adjusted net income attributable to IES Holdings, Inc.	27.9	12.1	72.4	23.1

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(5.9)	(2.5)	(11.7)	(3.5)
Adjusted net income attributable to common stockholders	$22.0	$9.6	$60.7	$19.6

Adjusted earnings per share attributable to common stockholders:
Basic	$1.09	$0.46	$3.00	$0.95
Diluted	$1.08	$0.46	$2.97	$0.92

Shares used in the computation of earnings per share:
Basic (in thousands)	20,182	20,718	20,198	20,731
Diluted (in thousands)	20,406	20,939	20,404	21,276

(1) Represents the tax expense related to the current period earnings which will be considered in the computation of tax to be paid in cash for the full year, and not offset by the utilization of net operating loss carryforwards

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30,	September 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28.6	$24.8
Accounts receivable:
Trade, net of allowance	340.8	370.7
Retainage	75.4	65.1
Inventories	102.6	96.3
Costs and estimated earnings in excess of billings	44.5	52.1
Prepaid expenses and other current assets	12.6	15.3
Total current assets	604.5	624.4
Property and equipment, net	56.6	54.4
Goodwill	92.4	92.4
Intangible assets, net	60.5	71.9
Deferred tax assets	14.9	20.5
Operating right of use assets	53.8	55.9
Other non-current assets	17.0	15.1
Total assets	$899.7	$934.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$261.1	$317.0
Billings in excess of costs and estimated earnings	109.1	84.9
Total current liabilities	370.2	401.9
Long-term debt	—	81.6
Operating long-term lease liabilities	36.1	38.1
Other tax liabilities	19.3	9.9
Other non-current liabilities	14.5	12.7
Total liabilities	440.1	544.2
Noncontrolling interest	44.5	29.2
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(49.5)	(44.0)
Additional paid-in capital	202.4	201.9
Retained earnings	262.0	203.2
Total stockholders’ equity	415.1	361.3
Total liabilities and stockholders’ equity	$899.7	$934.7

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Nine Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$78.8	$22.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	0.5	2.7
Deferred financing cost amortization	0.2	0.1
Depreciation and amortization	20.1	18.7
Gain on sale of assets	(14.2)	(0.1)
Non-cash compensation expense	3.2	2.9
Deferred income taxes	9.4	1.8
Changes in operating assets and liabilities:
Accounts receivable	25.4	(60.9)
Inventories	(8.1)	(24.2)
Costs and estimated earnings in excess of billings	7.6	(15.3)
Prepaid expenses and other current assets	(8.0)	(13.4)
Other non-current assets	2.0	(2.0)
Accounts payable and accrued expenses	(44.8)	41.4
Billings in excess of costs and estimated earnings	24.4	8.9
Other non-current liabilities	0.2	(0.7)
Net cash provided by (used in) operating activities	96.6	(17.8)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11.3)	(26.6)
Proceeds from sale of assets	20.4	0.2
Cash paid in conjunction with equity investments	(0.2)	(0.5)
Net cash provided by (used in) investing activities	9.0	(26.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,759.0	1,383.7
Repayments of debt	(1,841.6)	(1,327.2)
Cash paid for finance leases	(2.6)	(1.1)
Distribution to noncontrolling interest	(8.5)	(6.4)
Purchase of treasury stock	(8.2)	(10.5)
Options exercised	—	0.1
Net cash provided by (used in) financing activities	(101.9)	38.7
NET DECREASE IN CASH AND CASH EQUIVALENTS	3.7	(6.0)
CASH and CASH EQUIVALENTS, beginning of period	24.8	23.1
CASH and CASH EQUIVALENTS, end of period	$28.6	$17.1

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Revenues
Communications	$141.6	$144.7	$430.0	$402.8
Residential	318.0	301.8	942.2	803.9
Infrastructure Solutions	57.1	39.8	159.0	123.7
Commercial & Industrial	67.8	81.0	197.1	219.0
Total revenue	$584.4	$567.3	$1,728.2	$1,549.4

Operating income (loss)
Communications	$13.5	$4.3	$34.7	$13.5
Residential (1)	15.4	15.5	52.7	39.0
Infrastructure Solutions (2)	8.2	(0.4)	21.1	2.0
Commercial & Industrial (3)	2.6	0.3	14.0	(11.8)
Corporate	(5.4)	(4.0)	(15.9)	(11.8)
Total operating income	$34.3	$15.6	$106.6	$31.0

(1) Residential's operating income for the three and nine months ended June 30, 2023 includes pretax severance expense of $3.6 million.
(2) Infrastructure Solutions' operating income for the three and nine months ended June 30, 2023 includes a pretax gain of $1.0 million related to the sale of real estate.
(3)Commercial & Industrial's operating income for the nine months ended June 30, 2023 includes a pretax gain of $13.0 million related to the sale of STR Mechanical.

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net income attributable to IES Holdings, Inc.	$22.5	$9.5	$70.5	$18.5
Provision for income taxes	8.2	3.6	26.4	6.3
Interest & other expense, net	0.2	1.0	1.4	2.6
Depreciation and amortization	6.8	6.3	20.1	18.7
EBITDA	$37.8	$20.4	$118.4	$46.1
Gain on sale of STR Mechanical	—	—	(13.0)	—
Gain on sale of real estate	(1.0)	—	(1.0)	—
Non-cash equity compensation expense	1.2	1.0	3.2	2.9
Severance expense	3.6	—	3.6	—
Adjusted EBITDA	$41.7	$21.4	$111.2	$49.0

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30,	September 30,	June 30,
	2023	2022	2022
Remaining performance obligations	$1,072	967	$894
Agreements without an enforceable obligation (1)	458	319	$314
Backlog	$1,530	1,286	$1,208

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.